Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended December 31, 2006

(in thousands)

Net income from continuing operations	$154,354
Less: Equity income from investees	479
Plus: distributed income of equity investees	807
Income taxes	98,937
Fixed charges (including securitization certificates)	96,879
Total	$350,498

Interest expense	$91,544
Interest component of rentals (estimated as one-third of rental expense)	5,335
Total	$96,879

Ratio of earnings to fixed charges	3.62

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended December 31, 2006

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$154,354
Less: equity income from investees	479
Plus: distributed income of equity investees	807
Income taxes	98,937
Fixed charges (including securitization certificates)	96,879
Total	$350,498

Interest expense	$91,544
Interest component of rentals (estimated as one-third of rental expense)	5,335
Subtotal	96,879
Preferred stock dividend requirements	3,216
Total	$100,095

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.50